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                                                                   Exhibit 10.15

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                THIS AGREEMENT, made and entered into as of June 8, 2004 (the "Effective Date"), by and between LAURENCE S. GELLER (the "Executive") and STRATEGIC HOTEL CAPITAL, INC. (the "Company");

                                WITNESSETH THAT:

                WHEREAS, Strategic Hotel Capital, L.L.C. ("SHC LLC") and the Executive are parties to an Employment Agreement dated as of November 30, 2000 (the "2000 Employment Agreement"), pursuant to which the terms and conditions of the Executive's employment were set forth; and

                WHEREAS, certain of SHC LLC operations, management and payroll have been assigned to the Company, SHC LLC, the Company and Executive have agreed to assign the 2000 Employment Agreement to the Company, and the Company and the Executive have agreed to amend and restate the 2000 Employment Agreement.

                NOW THEREFORE, the Company and the Executive hereby agree that the 2000 Employment Agreement shall be amended and restated as set forth herein effective as of the Effective Date:


               1. Performance of Services. The Executive's employment with the Company shall be subject to the following:

         (a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its chief executive officer, with the titles of President and Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to accept such employment during the Agreement Term. During the Agreement Term, while he is employed by the Company, the Executive shall be nominated for election to the Board of Managers of the Company (the "Board"), so long as he is Chief Executive Officer. If elected to and serving on the Board, the Executive agrees to resign from the Board effective on his Date of Termination (as defined in paragraph 3(j)), unless the Executive and the Board otherwise agree. The "Agreement Term" shall initially be the period beginning on the Effective Date and ending on December 31, 2005. Thereafter, the Agreement Term will be automatically extended for 12-month periods, unless either the Company or the Executive shall give the other party notice of the intention to not extend the Agreement by October 1, 2005 or by October 1 of any succeeding year, if applicable, except that upon a Change in Control (as defined in paragraph 3(h)) the remaining Agreement Term shall be 24 months from the date the Change in Control occurred.


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         (b)      During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President and Chief Executive Officer.

         (c) The Executive agrees that he shall perform his duties faithfully and to the best of his abilities subject to the directions of the Board. The Executive's duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, however, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of president and chief executive officer of the Company. The Executive will have such authority, power, responsibilities and duties as are inherent to his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. For purposes of this Agreement, the term "Subsidiary" shall mean any corporation, partnership, joint venture or other entity during any period, in which at least a majority interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

         (d) Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including management of his personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, to the extent that such other activities do not, in the reasonable judgment of the Board, inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall obtain approval of the Board prior to nomination or seeking election to the board of directors of any other company (except that the Executive may continue to serve as a member of the board of Gaylord Entertainment), and such approval shall not be unreasonably withheld.

         (e) The Company shall, to the maximum extent permitted by applicable law, protect, defend, indemnify and hold harmless the Executive against any costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to, or are alleged to so arise, be based upon or to relate to the Executive's employment by the Company (and any Subsidiary) or the Executive's service to the Company (and any Subsidiary) as an employee, officer or member of the Board, including, without limitation, reimbursement on a current basis, upon submission of invoices, for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities; provided, however, that the Company shall not be required to pay any amounts under this paragraph except upon receipt of an unsecured undertaking by the Executive to repay any such amounts as to which it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company. The Executive will be covered under the Company's directors and officers insurance policy during the Agreement Term and for such period following the Date of Termination during which any action may be brought against the Executive related to the matters above, so long as the Company maintains such coverage for any director or officer of the Company.


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               2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

         (a)      Salary and Bonus.

                  (i) During the Agreement Term, the Executive shall receive an annual base salary (the "Salary") of $400,000, subject to annual review by the Executive Compensation Committee of the Board (the "Committee"), which, in the discretion of such Committee, may be increased from time to time. Once increased, such Salary may not be decreased. Such Salary shall be payable in arrears, in accordance with the payroll practices of the Company.

                  (ii) For fiscal year 2004 and each subsequent fiscal year of the Company during the Agreement Term, the Executive shall be eligible to receive an annual cash performance-based bonus (the "Bonus") from the Company. For each fiscal year, the Executive shall have the opportunity to earn a bonus determined by the Committee in its sole discretion, taking into consideration the relative contribution by the Executive to the business of the Company, general economic conditions, and such other performance goals and factors as the Committee deems relevant with the following targets: threshold target - $400,000; mid-point target- $500,000; and above target - $600,000; provided, however that, no minimum bonus amount is guaranteed.

         (b) Benefits. The Executive shall be eligible to participate in any employee pension and welfare benefit plans and programs made available to the Company's senior level executives, on terms which are no less favorable than the terms provided generally for the Company's senior level executives from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.


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         (c)      Vacation. The Executive shall be entitled to four weeks of paid vacation each calendar year (or a pro rata portion thereof with respect to any period during the Agreement Term which does not encompass a full calendar year). Any unused vacation may be rolled over to the next calendar year, if permitted under the Company's regular vacation policy as in effect from time to time.

         (d) Business Expenses. The Company will reimburse the Executive for reasonable expenses incurred by the Executive on company business, pursuant to the Company's standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of those expenses.

         (e)      Stock-Based Compensation.


                  (i)      Annual Awards

                           The Company shall adopt, and Executive shall receive awards from time to time as determined by the Committee under a restricted stock unit plan or other comparable equity arrangement. As of the effectiveness of the initial public offering of the Company's common stock (the "IPO"), the Executive shall receive an annual award of restricted stock units for the 2004 fiscal year based on a number of shares of the Company's common stock ("Common Stock") equal to $800,000 divided by the price for the Company's common stock established for the IPO. Such restricted stock units shall vest in four equal annual installments commencing December 31, 2004 and on the succeeding three anniversaries thereof. For each fiscal year thereafter, the Executive shall receive an annual restricted stock unit award (or other equity-based award of equivalent economic value) having a targeted face value at one of the following levels, based on the Executive's performance in the prior fiscal year: (A) threshold - not less than 1 times the Executive's Base Salary,
                           (B) mid-point - 1.5 times the Executive's Base Salary, and (C) above target - not less than 2 times the Executive's Base Salary; provided, however that no minimum annual award is guaranteed.

                  (ii)     IPO Award

                           Upon the IPO, the Executive will receive an award of such number of restricted stock units, subject to the terms and conditions of the Company's Stock Incentive Plan (except as provided in this Agreement), equal to: (x) $1,600,000 divided by (y) the price for a share of Common Stock established for the IPO. Such restricted stock units shall vest in four equal annual installments commencing December 31, 2004 and on the succeeding three anniversaries thereof.



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                  (iii)    UAR Conversion

                           Upon the effectiveness of the IPO, all of the Executive's outstanding awards of Unit Appreciation Rights granted by SHC, LLC shall be converted into such number of fully vested restricted stock units under the Company's Stock Incentive Plan equal to (x) $1,431,750 divided by (y) the price for a share of Common Stock established for the IPO. Upon such conversion, all Unit Appreciation Rights shall be cancelled. The shares underlying the restricted stock units shall be delivered to the Executive according to the following table, whether or not the Executive is then employed by the Company.

                                     Time            Percent of Shares Delivered
                                     ----            ---------------------------

                             Upon effectiveness of IPO         50.4%

                             January, 1 2005                   23.3%

                             January, 1 2006                   16.7%

                             January 1, 2007                   9.6%

                  (iv)     Dividend Equivalents

                           Each restricted stock unit award under this paragraph 2(e) shall provide for accrual of dividend equivalents, as follows. As of each dividend date with respect to shares of Common Stock, a dollar amount equal to the amount of the dividend that would have been paid on the number of shares of Common Stock equal to the number of restricted stock units held by the Executive as of the close of business on the record date for such dividend shall be converted into a number of restricted stock units equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, Executive shall be credited with an additional number of restricted stock units equal to the product of (x) the number of his restricted stock units then held on the related dividend record date and the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. Such dividend equivalents shall be paid to the Executive in shares of Common Stock, at such time as shares are delivered for payment of restricted stock units.


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                  (v)      Timing of Delivery of Shares

                           For all vested restricted stock units and other equity awards (other than restricted stock units delivered pursuant to the UAR conversion described in paragraph 2(e)(iii) above), the underlying shares shall vest and be delivered, and all stock options and stock appreciation rights shall be exercisable, at the time specified in, and in accordance with the Company's standard form of award agreement under the Company's Stock Incentive Plan, except as follows:

                           (A) All equity awards described in this paragraph 2(e) shall immediately vest and all restricted stock units and other similar awards shall be deliverable upon the Date of Termination for a termination of the Executive's employment under the circumstances described in paragraphs 3(a) (death) or 3(b) (Disability), or under the circumstances described in paragraph 3(e) (voluntary resignation) at or after the Executive attains age 62 or a termination of the Executive's employment after the Executive attains age 62 due to a non-renewal of the Agreement Term by the Company (either such termination defined for purposes of this Agreement as "retirement"), and all stock options and stock appreciation rights held by the Executive, if any, shall be exercisable for twelve months following the Date of Termination in the case of a termination under paragraph 3(a) or 3(b) and shall be exercisable for the unexpired stated term of each such option and stock appreciation right in the case of a retirement.

                           (B) All equity awards described in this paragraph 2(e) shall immediately vest and all restricted stock units and other similar awards shall be deliverable only to the extent such awards would have vested or been deliverable had the Executive's employment continued for two years following the Date of Termination, upon a termination of the Executive's employment under the circumstances described in paragraphs 3(d) (Constructive Termination) or 3(g) (termination by the Company for reasons other than Cause, death or Disability) or due to non-renewal of the Agreement Term by the Company prior to the Executive attaining age 62 and all stock options and stock appreciation rights held by the Executive, if any, shall be exercisable for three years following the Date of Termination.


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                           (C) The foregoing to the contrary notwithstanding,
                           all equity awards shall immediately vest and all restricted stock units and other similar awards shall be deliverable upon the occurrence of a Change in Control.

                           (D) For the avoidance of doubt, all unvested equity awards shall be forfeited upon a termination of the Executive's employment under the circumstances described in paragraph 3(e) (voluntary resignation) prior to Executive attaining age 62 (including such a resignation due to a non-renewal of the Agreement Term by the Executive), or paragraph 3(c) (termination by Company for Cause).

               3. Termination The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement under the circumstances described in paragraphs 3(a) through 3(g):

         (a) Death. The Executive's employment hereunder will terminate upon his death.

         (b) Disability. The Company may terminate the Executive's employment due to the Executive's Disability. For purposes of this Agreement "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for ninety (90) days (which need not be continuous) during any consecutive twelve-month period as a result of incapacity due to a physical or mental illness which, in the opinion of the Board, renders the Executive incapable, after reasonable accommodation, of performing his duties under this Agreement. If the Executive disputes the Company's determination of Disability, the Executive (or his designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Executive and determine whether the Executive has a Disability.

         (c) Termination by Company for Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean:

                  (i) the willful and continued failure by the Executive, after reasonable notice and opportunity to cure, to substantially perform his duties with the Company (other than any such failure resulting from the Executive's Disability);

                  (ii) willful gross misconduct involving serious moral turpitude, or breach of his duty of loyalty to the Company;

                  (iii)    conviction (or plea of no contest) of (a) a felony,
                           (b) a crime involving fraud or (c) other illegal conduct, other than minor traffic violations, and with respect to clause (d), which is demonstrably injurious to the Company's financial position or reputation;


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                  (iv)     material breach of any of the Company's material
                           written policies;

                  (v) willful dishonesty in connection with the Company's business;

                  (vi) the Executive willfully (x) impedes, (y) endeavors to influence, obstruct or impede or (z) fails to materially cooperate with an investigation authorized by the Board (an "Investigation"); or

                  (vii) the Executive willfully withholds, removes, conceals, destroys, alters or by other means falsifies any material which is requested in connection with an Investigation, or attempts to do so or solicits another to do so.

                  For purposes of this provision, no act or omission on the part of the Executive shall be considered "willful" unless it is done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail.

         (d) Constructive Termination. The Executive shall be considered to have terminated his employment as a result of a "Constructive Termination" if, without the written consent of the Executive,

                  (i) the Company reduces Executive's Salary or bonus opportunity or the Company materially breaches this Agreement;

                  (ii) the Company materially reduces the Executive's duties or authority, fails to nominate the Executive to the Board, or requires the Executive to report other than to the Board or a committee of the Board;

                  (iii) the Company relocates its principal offices, or the Executive's principal place of employment, outside the Chicago metropolitan area; or

                  (iv) any successor to the Company (or the Company itself, following a Change in Control as defined in paragraph 3(h)) fails to assume this Agreement or affirm its obligations hereunder in any material respect.


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                  Notwithstanding the foregoing, at the direction of the Board, certain of the Executive's duties may be reassigned to another director or officer for up to 30 days to permit an Investigation of whether there is a basis to terminate the Executive for Cause. Such reassignment shall not constitute Constructive Termination as long as the reassigned duties are directly and materially related to the subject of the Investigation. Further, suspending the Executive's duties, with full pay, bonus eligibility, welfare benefits and continued vesting of equity awards and other benefits, after Executive has provided a notice of non-renewal of this Agreement shall not constitute Constructive Termination. A termination by the Executive shall not be deemed to be as a result of a Constructive Termination unless the Executive shall have provided notice of the Constructive Termination event within 90 days of its occurrence and the Company shall have a reasonable opportunity to cure such conduct or event.

         (e) Voluntary Resignation. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice of his resignation, whether pursuant to the non-renewal provision of paragraph 1(a) or otherwise, which shall be effective 30 days after receipt (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period). The Executive shall not be required to specify a reason for any such termination under this paragraph 3(e) unless the Executive intends for such termination to be subject to paragraph 3(d).

         (f) Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the parties. Any termination of the Executive's employment by mutual agreement of the parties will be memorialized by an agreement which is reduced to writing and signed by the Executive and a duly appointed officer of the Company.

         (g) Other Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, by giving the Executive prior written notice of his termination, which shall be effective immediately or as of such later time as is specified in such notice. Termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph 3(g) unless the notice of termination provided to the Executive by the Company specifies that the Executive's termination is for reasons described in paragraphs 3(b), 3(c), or 3(f), or unless the circumstances described in paragraph 3(h) apply.


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         (h)      Change in Control. The Executive shall be considered to have terminated his employment under this paragraph 3(h) if a "Change in Control" occurs with respect to the Company and within 24 months thereafter the Executive is terminated by the Company for any reason other than for Cause or the Executive terminates his employment as a result of a Constructive Termination. For purposes of this Agreement the term "Change in Control" means the happening of any of the following:

                  (i) Any "Person" (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of thirty (30%) percent or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies (as defined in paragraph 3(h)(iv) below) or
                           (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the "Excluded Group"), shall not constitute a Change in Control. For purposes of this Agreement, "Beneficial Ownership" shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.


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                  (ii)     The individuals who are members of the Incumbent
                           Board cease for any reason to constitute more than fifty (50%) percent of the Board. For purposes of this Agreement, "Incumbent Board" shall mean the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.

                  (iii) A consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions ("Business Combination"), unless, following such Business Combination:

                                    (a) the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty (50%) percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (the "Surviving Company") in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

                                    (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty (50%) percent of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

                                    (c) no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of thirty percent (30%) or more of the then Voting Securities) has Beneficial Ownership of thirty (30%) percent or more of the then combined voting power of the Surviving Company's then outstanding voting securities.

                  (iv) The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in paragraph (iii)(a), (b) and
                           (c) above will be satisfied with respect to the entity which acquires such assets. For purposes of this Agreement, "Related Company" shall mean any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

                  (v) The occurrence of a liquidation or dissolution of the Company.


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                  Notwithstanding the provisions of subparagraphs (i), (ii) and
                  (iii) of this paragraph (h), the IPO or acquisition of stock by underwriters in furtherance of a public offering shall not be considered a Change in Control.

         (j) Date of Termination. "Date of Termination" means the last day the Executive is employed by the Company, whether by reason of the expiration of the Agreement Term, termination of employment in accordance with the foregoing provisions of this paragraph 3, or under any other circumstances.

               4. Rights Upon Termination. The rights and obligations of the Company and the Executive with respect to compensation and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

         (a) If the Executive's employment terminates for any reason, the Company shall pay to the Executive:

                  (i) The Executive's Salary for the period ending on the Date of Termination and, if applicable, any earned but unpaid Bonus for the fiscal year ending on or before the Date of Termination.

                  (ii) Payment for unused vacation days, as determined in accordance with the Company policy as in effect from time to time.

                  (iii) Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

                  Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive's Date of Termination.

         (b) If the Executive's employment terminates under circumstances described in paragraph 3(c) (termination for Cause), paragraph 3(e) (voluntary resignation), paragraph 3(f) (termination by mutual agreement), or if the Executive's employment with the Company terminates at the end of the Agreement Term due to:
                  (i) non-renewal of the Agreement Term by the Executive or (ii) non-renewal of the Agreement Term by the Company after Executive attains age 62, then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to pay any Salary, Bonus, severance or similar compensation amounts to the Executive under this Agreement for periods after the Executive's Date of Termination.

         (c) If the Executive's employment terminates under circumstances described in paragraph 3(a) (relating to the Executive's death), paragraph 3(b) (relating to the Executive's Disability), paragraph 3(d) (Constructive Termination), paragraph 3(g) (termination by the Company for reasons other than for Cause, death or Disability), or due to non-renewal of the Agreement Term by the Company prior to Executive attaining age 62, then, in addition to the amounts payable in accordance with paragraph 4(a), the Executive (or, in the event of his death, his estate) shall receive from the Company (i) an amount equal to his current Salary then in effect, plus $600,000, payable in 12 equal monthly installments commencing on the first Company payroll date for senior executives following the Date of Termination; (ii) a pro-rata midpoint target Bonus for the elapsed portion of the calendar year elapsed through the Date of Termination, payable in 12 equal monthly installments commencing on the first Company payroll date for senior executives following the Date of Termination;
                  (iii) during the 12-month period beginning on the Date of Termination of the Executive's employment pursuant to any of the reasons listed in this paragraph 4(c), the Executive and his family members shall be entitled to continued medical coverage under the Company's medical plan, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts therefor. The 12 months of continued medical coverage at the Company's expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), and section 601 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable, or any similar state law continuation coverage requirements. The Executive's restricted stock units and other equity awards shall vest, and any stock options and stock appreciation rights shall be exercisable after the Date of Termination, as set forth at paragraph 2(e)(v)(A) or (B) hereof as the case may be.

         (d) If the Executive's employment terminates under the circumstances described in paragraph 3(h)(certain Change in Control terminations), then, in addition to the amounts payable in accordance with paragraph 4(a), but in lieu of any amounts payable in accordance with paragraph 4(c), the Executive shall receive from the Company a lump sum cash payment, payable within 30 days of such termination, equal to
                  (i) three (3) times the total of (A) and (B), where (A) is his Salary then in effect, and (B) is the higher of $600,000 or the highest annual Bonus earned by the Executive within the preceding 3 years; and (ii) a pro-rata Bonus for the portion of the calendar year elapsed through the Date of Termination based on the amount set forth in clause (B) of this paragraph 4(d). During the 36-month period beginning on the Date of Termination of the

                  Executive's employment pursuant to paragraph 3(h), the Executive and his family members shall be entitled to continued medical coverage under the Company's medical plan, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to the Date of Termination, and the Company shall pay all premium amounts therefor. The 36 months of continued medical coverage at the Company's expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Code and section 601 of ERISA, if applicable, or any similar state law continuation coverage requirements. The Executive's restricted stock units and other equity awards shall vest, and any stock options and stock appreciation rights shall be exercisable after the Date of Termination, as set forth at paragraph 2(e)(v)(A) or (B) hereof as the case may be.

         (e) In the event of the Executive's death before payment of any amount that had become due and payable to or on behalf of the Executive pursuant to the terms of this Agreement, payment of that amount shall be made to the Executive's estate.

         (f) The Company shall not be required to make the payments and provide the benefits specified in paragraph 4(c) or 4(d) unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) substantially in the form set forth attached hereto as Exhibit A and such agreement has become effective and irrevocable.

               5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of resignation by the Executive or notice of termination of the Executive's employment by the Company, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and during such period shall also perform such reasonable services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of any such notice of resignation or termination; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

               6. Non-competition and Non-solicitation.

         (a) Except as otherwise permitted under paragraph 1(d) of this Agreement, while the Executive is employed by the Company, he agrees that he will not directly or indirectly (without prior written consent of the Company) engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity which is directly competitive with the business of the Company. In addition, for an 18-month period after the Executive's Date of Termination under the circumstances described in paragraphs 3(c) or 3(e), or for a 12-month period after the Executive's Date of Termination due to non-renewal of the Agreement Term by the Company before the Executive attains age 62, the Executive agrees that he will not actively engage in the business of the acquisition of hotel properties by acting as an investor, principal, broker or intermediary with respect to hotel property acquisitions or by soliciting or otherwise identifying specific acquisition opportunities, but the provisions of this sentence are not to be construed so as to otherwise prevent the Executive from engaging in hotel asset management or consulting activities. The restrictions in this paragraph 6(a) are intended to apply on a worldwide basis. Nothing in this paragraph 6 or paragraph 7 shall be construed as limiting the Executive's duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.

         (b) While the Executive is employed by the Company, and for a period of 12 months after the Executive's Date of Termination, the Executive agrees that he will not in any manner, directly or indirectly (without prior written consent of the Company) employ or solicit for employment for himself or any other business entity (other than the Company and its Subsidiaries) any individual who was, during the period of the Executive's employment with the Company or the 12-month period following the Executive's Date of Termination, an employee, officer, agent or representative of the Company (or any successor corporation into which the Company may be merged or consolidated).

               7. Confidential Information. The Executive agrees that:

         (a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with or negotiations for employment with the Company, or during the course of any consultation with the Company following his termination of employment pursuant to paragraph 8, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

         (b) To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

         (c) Nothing in the foregoing provisions of this paragraph 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which is generally known (other than by reason of a violation of this paragraph 7) to persons of his experience in other companies in the same industry.

               8. Defense of Claims. The Executive agrees that, for the period beginning the Effective Date, and continuing for a reasonable period after the Executive's termination of employment with the Company, the Executive will cooperate with the Company in defense of any claims that may be made against the Company, and will cooperate with the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to reimburse the Executive, for all of the Executive's reasonable out-of-pocket expenses and, if any such cooperation is requested after Executive's termination of employment with the Company, to compensate the Executive for his time associated with such cooperation at an hourly rate based on the Executive's Salary in effect immediately prior to the Date of Termination divided by 2,000. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

               9. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 6, 7 or 8, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of paragraphs 6, 7 or
8. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The parties hereto acknowledge that the potential restrictions on the Executive's future employment imposed by paragraphs 6, 7 and 8 are reasonable in duration and all other respects. If for any reason any court of competent jurisdiction shall find paragraphs 6, 7, or 8 unreasonable in duration or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

              10. Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 10) (a "Payment") would be subject to the excise tax imposed by
                  Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of paragraph 10(a), all determinations required to be made under this paragraph 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion, based on "substantial authority" (within the meaning of Section 6662 of the Code), that the failure to report the Excise Tax on the Executive's individual income tax return would not result in the imposition of a negligence or other accuracy-related penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this paragraph 10, shall be paid by the Company to the Executive within five days of the earlier of (i) the due date for the payment of any Excise Tax or (ii) the issuance by the Internal Revenue Service (the "IRS") of notice to the effect that an Excise Tax is due in connection with a Payment. Subject to a determination by the IRS, any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

              11. Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's estate.

              12. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

              13. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

              14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

              15. Severability. The invalidity or non-enforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

              16. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

              17. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

              18. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given: (x) when received if given in person or by courier service, (y) on the date of transmission if sent by telex, facsimile or other wire transmission or (z) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

         (a)      If to the Company, addressed as follows:

                  Strategic Hotel Capital, Inc.
                  77 South Wacker Drive, Suite 4600
                  Chicago, Illinois 60601
                  Attention:  General Counsel
                  Facsimile No.:  (312) 658-5799

         (b)      If to the Executive, addressed as follows:

                  Laurence S. Geller
                  77 South Wacker Drive, Suite 4600
                  Chicago, Illinois 60601
                  Facsimile No.:      (312) 658-5799

              19. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              20. Costs of Disputes. The Company shall reimburse the Executive's reasonable expenses, including legal fees (i) to negotiate and prepare this Agreement up to a maximum of $50,000; (ii) in any dispute under this Agreement in which the Executive prevails on at least one material claim.

              21. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

              22. Entire Agreement. Except as otherwise noted herein this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

              23. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. The Executive represents and warrants that he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

              24. Inconsistency. In the event of any inconsistency between this Agreement and any plan, program or practice of the Company, the terms of this Agreement shall control.

              IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first written above.


                                    --------------------------------------------
                                                     Executive


                                    STRATEGIC HOTEL CAPITAL, INC.



                                    By:
                                             -----------------------------------
                                    Name:
                                    Title:

                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

              THIS RELEASE is made as of this ___ day of __________, ____, by and between Strategic Hotels, Inc. (the "Company") and Laurence S. Geller ("Executive").

              WHEREAS, Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated _______________, 2004 ("Agreement");

              WHEREAS, Executive's employment with the Company as Chief Executive Officer has terminated; and

              WHEREAS, in connection with the termination of Executive's employment, under the Agreement, Executive is entitled to certain payments and other benefits.

              NOW, THEREFORE, in consideration of the severance payments and other benefits due Executive under the Agreement ("Severance Payments"):

              1. Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the "Related Parties"), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. ss. 621 et seq., the Older Worker's Benefit Protection Act, 29 U.S.C. ss. 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. ss. 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement and any employee benefit plan of the Company in which Executive is a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which Executive is a participant. It is the intention of the parties to make this release as broad and as general as the law permits as to the claims released hereunder.

               2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

               3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

               4. Executive certifies and acknowledges as follows:

               a. That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

               b. That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

               c. That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

               d. That he does not waive rights or claims that may arise after the date this Release is executed;

               e. That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

               f. That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

               g. That he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Release and Waiver of Claims, other than a claim that the Company has failed to pay Executive the Severance Payments or benefits due under any employee benefit plan of the Company in which Executive is a participant.

               h. That if he commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise violates the terms of this Release and Waiver of Claims, (i) the Executive will cease to have any further rights to Severance Payments from the Company, and (ii) the Executive shall be required to return any Severance Payments made to the Executive by the Company (together with interest thereon).

               i. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Release and Waiver of Claims shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

               5. This Release and Waiver of Claims may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release and Waiver of Claims.

               6. This Release and Waiver of Claims and the Agreement constitute the complete understanding between Executive and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by Executive and the Company.

               7. In the event that any provision or portion of this Release and Waiver of Claims shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release and Waiver of Claims shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

               8. The respective rights and obligations of the parties hereunder shall survive termination of this Release and Waiver of Claims to the extent necessary for the intended preservation of such rights and obligations.

               9. This Release and Waiver of Claims shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflict of law.

               10. Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:


                  Strategic Hotel Capital, Inc.
                  77 South Wacker Drive, Suite 4600
                  Chicago, Illinois 60601
                  Attention:  General Counsel
                  Facsimile No.:  (312) 658-5799

               IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:


                                                 -------------------------------
                                                 Laurence S. Geller